EXHIBIT 10.1

October 23, 2015

Mr. John Slawson 7761 High Wind Drive Powell, Ohio 43065	Sent via email

Dear John:

On behalf Spartan Motors, Inc., we are pleased that you will be joining the Spartan Motors team.

As a follow-up to our conversations and term sheet, this letter is to confirm our offer of employment with Spartan Motors, Inc. in the position of President, Emergency Response, reporting to Daryl Adams, President & Chief Executive Officer.

The following outlines the components of our offer of employment:

●	Your bi-weekly base salary will be $9,615 which annualized equals $250,000. You are eligible to receive a merit increase in 2016.

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You will be eligible to participate in the Annual Incentive Compensation Plan. This incentive bonus is based upon the corporation’s overall financial performance and performance to operational objectives. The target level for this bonus in your position (Tier 1) is 55% of your annual base salary.

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You will also be eligible to participate in the Annual Long Term Incentive Plan (“annual stock award”) for restricted stock grants valued at an equivalent amount of 60% of your annual base salary. These discretionary performance based awards are to be granted by the Spartan Motors Board of Directors on an annual basis. Restricted stock grants are awarded solely within the discretion of the Spartan Motors board, and are not guaranteed. Restricted stock grants are subject to the terms of the applicable Company stock plan. This stock will be fully vested over a three (3) year period. According to the plan, this vesting is ratable.

●	Sign-on Bonus –
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After ninety (90) days of employment, Spartan will grant you a cash sign-on bonus of $25,000. This bonus is taxable as income. Should you leave Spartan within 1 year of your employment date, you must repay this bonus.

o

The number of shares equivalent to $250,000 based on the stock price at the time of your hire. The shares will be issued at the annual grant period in March 2016. This stock will be fully vested over a three (3) year period. According to the plan, this vesting is ratable.

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You are eligible to receive (4) four weeks of vacation benefits on an annual basis. You will receive a prorated vacation allowance in 2015 beginning with your date of hire and will accrue bi-weekly at the rate of 6.16 thereafter. The vacation period is the calendar year. If your employment ends within one year of your date of hire (with or without cause), you will not be paid for the unused vacation.

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Spartan Motors will pay for reasonable relocation costs associated with your family’s move to the mid-Michigan region according to the Company’s relocation guidelines. This will include moving of your household items, house-hunting trips and closing costs. This relocation offer will expire one year from your hire date. In addition, should you voluntarily leave Spartan Motors within your first year of employment; you will be required to repay any relocation costs incurred.

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In the event your employment with Spartan Motors is terminated, you will be eligible to receive a one (1) year base pay severance with COBRA health benefits paid for by Spartan Motors during the same period.

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You will also be eligible for our medical benefits 61 calendar days from your date of hire. Spartan Motors offers one PPO plan and a High Deductible Plan with an HSA. There are also Dental and Vision plans available separate from the health plan offerings. If you are in need of COBRA coverage for two months, we will reimburse you the two month cost.

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You will also be automatically enrolled at 3% in the Spartan Motors Retirement Plan, a 401(k) Plan, the first day of the month following sixty (60) days of employment. Spartan Motors matches 25% of the associate’s contribution up to the first 6%. If you have an existing balance in a 401(k) plan and wish to roll it over, information can be obtained from our Human Resources Department.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice, without liability to you other than as expressly provided in this agreement. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this matter. Although your job duties, title, compensation and benefits, as well as the Company personnel policies and procedures, may change from time to time (subject to your rights hereunder in any such event), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Compensation Committee of the Board.

By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. While you are a full time employee at the Company, you will abide by your duty of loyalty to the Company and will devote your full time, energy and attention to the interests of the Company, subject to your devotion of time to manage your personal assets and investments, to participate in charitable, professional and community activities and to service on boards of directors of other companies, provided such devotion of time does not materially interfere with your service to the Company.

As we discussed, all of these commitments are subject to you beginning your employment with Spartan Motors on November 2, 2015.

Spartan Motors has a Confidentiality Agreement, background check forms that will require your signature and this offer is pending the results of this check.

Spartan Motors Inc. is a drug free workplace and tobacco-free campus. In support of these initiatives, you will be subject to random drug testing during the first year of your employment.

Attached for your review are a number of items already mentioned - Employment Inquiry Release, a summary of Associate benefits (two documents) and an Application for Employment.

If the above terms and conditions of our offer of employment are acceptable, please place your signature, date below, and return a scanned copy to my attention. Also, please mail the originally signed letter to my attention.

If you have any questions concerning this letter, please do not hesitate to contact me through my contact information previously supplied.

Lastly, in anticipation of your acceptance of this offer, we wish you every success as you join the Spartan Motors team. Acceptance is requested before or by the end of the day on October 25, 2015.

Sincerely,

_______________________

By: Thomas C. Schultz

Its: Corporate Vice President, Human Resources

SPARTAN MOTORS, INC

Acknowledged and agreed to the _______day of ________, ________________.

______________________________

Signature

Note: This offer is contingent on Spartan Motors Board of Director approval anticpated on or about October 25, 2015.